EXHIBIT 99.2

For Immediate Release: August 30, 2002


KING POWER INTERNATIONALGROUP CO., LTD MAKES ANNOUNCEMENT

Bangkok, Thailand - King Power International Group Co., Ltd. ("KPG" or the "Company") today announced an update on the progress of the proposed merger transaction in which the Company will be taken private by shareholders Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn and Niphon Raksriaksorn (collectively, the "Controlling Shareholders") and several other shareholders who together with the Controlling Shareholders hold approximately 88.6% of the Company's common shares (collectively, together with the Controlling Shareholders, the "Majority Shareholders").

Further to the Company's press release on August 19, 2002 in which it announced that the Controlling Shareholders proposed a price of US$2.52 per share and that the proposed price was subject to negotiation with the Special Committee, the Special Committee and the Controlling Shareholders met on August 22, 2002 to discuss and negotiate the proposed merger consideration and the terms of the merger. As a result of the on-going negotiations between the Special Committee and the Controlling Shareholders on the price and other terms, on August 28, 2002, the Controlling Shareholders counter-proposed a price of $3.27 per share.

The foregoing price proposal will be subject to further negotiations between the Special Committee and the Controlling Shareholders. After a price has been agreed between the Special Committee and the Controlling Shareholders, it will be subject to delivery of an affirmative fairness opinion of the financial advisor to the Special Committee. Thereafter, it will be submitted to the full Board of Directors for approval and subject to the delivery of an affirmative fairness opinion of the financial advisor to KPG.

The Special Committee, consisting of independent directors and acting in the interest of shareholders other than the Majority Shareholders, is authorized and empowered by the Board to review and negotiate the merger consideration and terms of the proposed merger and to make a recommendation to the full Board of Directors and KPG's shareholders.

Under the proposed terms of the merger, KPG's shareholders, other than the Majority Shareholders, will, upon consummation of the merger, have their common shares automatically converted into the right to receive cash in the amount of the agreed price per share and cease to have an equity interest in the surviving corporation which will be held by the Majority Shareholders.


Note: news releases and other information on King Power Group can be accessed at www.kingpower.com and www.kingpowerinternational.com on the internet.

The above information contains certain forward-looking statements and information relating to the Company that its based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words
"anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing, and general economic risks and uncertainties.


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